Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 12, 2005, in the Registration Statement (Form S-1 No. 333-            ) and the related Prospectus of U.S. Auto Parts Network, Inc., to be filed on or about November 2, 2006.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

November 1, 2006